Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

between

BARINGTON/HILCO ACQUISITION CORP.,

and

OOMBA, INC.

Dated as of May 12, 2017

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SECTION 10.05	Parties in Interest	74
SECTION 10.06	Governing Law	74
SECTION 10.07	Waiver of Jury Trial	74
SECTION 10.08	Headings	75
SECTION 10.09	Construction	75
SECTION 10.10	Counterparts	75

EXHIBIT A	Directors and Officers of Surviving Corporation
EXHIBIT B	Third-Party Consents
EXHIBIT C	Lock-Up Parties
EXHIBIT D	Form of Lock-Up Agreement
EXHIBIT E	Form of Registration Rights Agreement

ANNEX I	Knowledge of Barington
ANNEX II	Knowledge of the Company

AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2017 (this “Agreement”), between Barington/Hilco Acquisition Corp., a Delaware corporation (“Barington”), and Oomba, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Barington and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Barington (the “Merger”), with Barington surviving the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Barington (the “Barington Board”) has (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Barington and fair to, and in the best interests of, Barington and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (b) recommended the approval and adoption of this Agreement by the stockholders of Barington;

WHEREAS, Barington and the Key Stockholders (as defined herein) have entered into a Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Stockholders will vote all of their shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, on February 5, 2015, Barington and the Sponsors entered into letter agreements pursuant to which the Sponsors (as defined herein) agreed that if Barington seeks stockholder approval of a proposed business combination, such as the transactions contemplated by this Agreement, including the Merger, then in connection with such proposed business combination, they shall vote all of their shares of Barington’s common stock, par value $0.0001 per share (the “Barington Common Stock”), in favor of such proposed business combination; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Barington and the Company hereby agree as follows:

Article I

THE MERGER

SECTION 1.01         The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Barington. As a result of the Merger, the separate corporate existence of the Company shall cease and Barington shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02         Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Barington and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Barington and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04         Certificate of Incorporation; By-laws. (a) At the Effective Time, subject to Section 6.06, the Certificate of Incorporation of Barington, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such Certificate of Incorporation shall be amended and restated as agreed between the parties hereto.

(b)          Unless otherwise determined by Barington prior to the Closing, and subject to Section 6.06, at the Effective Time, the By-laws of Barington, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

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SECTION 1.05         Directors and Officers. The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit A hereto, each to hold office in accordance with their respective employment agreements (as approved by the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”)) and the Certificate of Incorporation and by-laws of the Surviving Corporation. The Surviving Corporation Board shall consist of seven (7) directors, of which four (4) shall be selected by the Company and three (3) shall be selected by Barington. The Chairman of the Surviving Corporation Board shall be an independent director mutually acceptable to the parties hereto. The directors of the Surviving Corporation Board shall be compensated as determined by the compensation committee of the Surviving Corporation Board (the “Compensation Committee”), and the Surviving Corporation shall maintain adequate D&O insurance. Greg Stevens shall be provided with the opportunity, subject to Compensation Committee approval, to receive a grant of options to purchase shares of Surviving Corporation Common Stock pursuant to the 2017 Equity Incentive Plan, up to a maximum amount equal to 4% of the outstanding Surviving Corporation Common Stock on a fully diluted basis, with one-quarter of such amount to be granted promptly after Closing and vest one year after grant, and the remainder to be granted in the event that certain specified financial goals are achieved; and Paul LeBlanc shall be provided with the opportunity, subject to Compensation Committee approval, to receive a grant of options to purchase shares of Surviving Corporation Common Stock pursuant to the 2017 Equity Incentive Plan, up to a maximum amount equal to 1% of the outstanding Surviving Corporation Common Stock on a fully diluted basis, with one-quarter of such amount to be granted promptly after Closing and vest one year after grant, and the remainder to be granted in the event that certain specified financial goals are achieved. Immediately prior to the Closing, the parties hereto shall take all such actions as may be reasonably required to cause the individuals listed on Exhibit A to become directors and officers of the Surviving Corporation in accordance with this Section 1.05.

SECTION 1.06         Trust Disbursement. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with Barington’s Certificate of Incorporation, the DGCL, and the Trust Agreement, Barington shall cause the Trustee to distribute the proceeds of the Trust Fund in order to consummate the transactions contemplated hereby.

Article II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Barington, the Company or the holders of any of the following securities:

(a)          each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive the following consideration (the “Merger Consideration”): (i) a number of shares of validly issued, fully paid and nonassessable shares of the common stock of the Surviving Corporation, par value $0.0001 per share (“Surviving Corporation Common Stock”), equal to the Per Share Stock Consideration (together with any cash in lieu of fractional shares of Surviving Corporation Common Stock to be issued pursuant to Section 2.02(e) the “Stock Consideration”) and (ii) the Earn-Out Consideration as and to the extent provided in Section 2.06;

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(b)          each Share held in the treasury of the Company and each Share owned by Barington or any direct or indirect wholly owned subsidiary of Barington or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)          each share of Barington Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as an issued and outstanding share of Surviving Corporation Common Stock.

SECTION 2.02         Exchange of Certificates. (a) Exchange Agent. Barington shall deposit, or shall cause to be deposited, with the person authorized to act as exchange agent under this Agreement, which person shall be Continental Stock Transfer & Trust Company or such other bank or trust company selected by Barington and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the number of shares of Surviving Corporation Common Stock sufficient to deliver the aggregate Stock Consideration issuable pursuant to this Agreement as of the Effective Time and (ii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for shares of Surviving Corporation Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Stock Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures. As promptly as practicable after the Effective Time, Barington shall instruct the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Stock Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (iii) such other documentation as the Surviving Corporation may direct. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Stock Consideration that such holder is entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a), including, if applicable, a certificate representing that number of whole shares of Surviving Corporation Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.01(a) in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper Stock Consideration that such holder is entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a), including, if applicable, a certificate representing the proper number of shares of Surviving Corporation Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(a), cash in lieu of any fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a), including, if applicable, the certificate representing shares of Surviving Corporation Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.01(a), cash in lieu of any fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

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(c)          Distributions with Respect to Unexchanged Shares of Barington Common Stock. No dividends or other distributions declared or made after the date of this Agreement with respect to the Barington Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Surviving Corporation Common Stock.

(d)          No Further Rights in Company Common Stock. All Merger Consideration issuable upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

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(e)          No Fractional Shares. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to such holder’s proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.02(e), on behalf of all such holders, of the Excess Securities and (ii) the aggregate dividends or other distributions that are payable with respect to such Excess Securities pursuant to Section 2.02(c) (such dividends and distributions being herein called the “Fractional Dividends”). As soon as reasonably practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of shares of Surviving Company Common Stock into which the Company Common Stock was converted pursuant to Section 2.01(a) over (y) the aggregate number of whole shares of Surviving Company Common Stock to which the former holders of Company Common Stock are entitled pursuant to Section 2.01(a) (such excess being herein called the “Excess Securities”) and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on the Nasdaq Capital Market (“Nasdaq”). The sale of the Excess Securities by the Exchange Agent shall be executed on Nasdaq through one or more member firms of Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as reasonably practicable after the determination of the amount of cash to be paid to former stockholders of the Company for any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

(f)          Adjustments to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Stock Consideration, any cash in lieu of fractional shares of Surviving Corporation Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Surviving Corporation Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(h)          No Liability. None of the Exchange Agent, Barington or the Surviving Corporation shall be liable to any holder of Shares for any shares of Surviving Company Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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(i)          Withholding Rights. Each of the Surviving Corporation and Barington shall be entitled to deduct and withhold from the consideration otherwise issuable pursuant to this Agreement to any holder of Shares, Company Stock Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Barington, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or Barington, as the case may be.

(j)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration that such holder is entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a), including, if applicable, the shares of Surviving Corporation Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a), any cash in lieu of fractional shares of Surviving Corporation Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c); provided, however, that as a condition precedent to the issuance of the foregoing, the person claiming such Certificate to be lost, stolen or destroyed shall indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate.

SECTION 2.03         Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Barington in accordance with Section 2.02 shall be converted into the Merger Consideration that such holder is entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a), including, if applicable, the shares of Surviving Corporation Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a), any cash in lieu of fractional shares of Surviving Corporation Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

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SECTION 2.04         Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Shares.

(b)          The Company shall give Barington (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Barington, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.05         Affiliates. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Barington an executed copy of the affiliate letter contemplated in Section 6.08 hereof.

SECTION 2.06         Determination and Payment of Earn-Out Consideration.

(a)          (i)          No later than March 31, 2019, the Surviving Corporation shall prepare and deliver to the Barington Representative a statement (in its final and binding form, the “2018 Earn-Out Statement”) (i) setting forth the Surviving Corporation’s good faith calculation of the consolidated EBITDA of the Surviving Corporation for the fiscal year ending December 31, 2018 (“2018 EBITDA”), and (ii) stating whether the closing price of each share of Surviving Corporation Common Stock was at or above $15.00 for any twenty (20) trading days out of any thirty (30) consecutive trading days on Nasdaq (or any other national securities exchange on which they may be traded) during the fiscal year ended December 31, 2018 (the “2018 Trading Threshold”), together with reasonable supporting documentation in respect of such calculation and statement. The calculation of 2018 EBITDA in the 2018 Earn-Out Statement shall be shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions, policies and principles used in the preparation of the Financial Statements and consistent with past practice. Immediately following the Barington Representative’s receipt of the 2018 EBITDA Statement and until such time as the 2018 Earn-Out Payment (as defined below) is finally determined pursuant to this Section 2.06(a), the Barington Representative and its representatives or designees shall be permitted to review, and the Surviving Corporation shall provide the Barington Representative and its representatives or designees access to, the Surviving Corporation’s books and records and working papers related to the preparation of the 2018 Earn-Out Statement and the determination of 2018 EBITDA, and the Surviving Corporation shall provide to the Barington Representative and its representatives or designees access to all appropriate Surviving Corporation personnel in connection therewith, each during normal business hours of the Surviving Corporation as may be reasonably requested in advance.

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(ii)         If the Barington Representative has any objections to the calculation of 2018 EBITDA or the satisfaction of the 2018 Trading Threshold set forth in the 2018 Earn-Out Statement, it shall, no later than forty-five (45) days following the delivery by the Surviving Corporation to the Barington Representative of the 2018 Earn-Out Statement, deliver to the Surviving Corporation a written statement setting forth in reasonable detail the item or items in dispute, the amount thereof in dispute and the basis for its objections thereto (a “2018 Objections Statement”), together with reasonable supporting documentation thereof. If a 2018 Objections Statement is not delivered to the Surviving Corporation on or before forty-five (45) days after delivery of the 2018 Earn-Out Statement, the 2018 Earn-Out Statement shall be final, binding and non-appealable by the parties hereto. The Barington Representative and the Surviving Corporation shall negotiate in good faith to resolve any objections set forth in the 2018 Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by the Barington Representative and the Surviving Corporation, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution on or before fifteen (15) days after the delivery of the 2018 Objections Statement, the Barington Representative and the Surviving Corporation shall submit such dispute to a nationally-recognized independent accounting firm agreed to in writing by the Surviving Corporation and the Barington Representative (the “Independent Auditor”).

(iii)        If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its independent accountants and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall not act as an arbitrator and shall resolve only those matters that remain in dispute after the 15-day resolution period described in clause (a)(ii) above.

(iv)        It is the intent of the Surviving Corporation and the Barington Representative that the process set forth in this Section 2.06(a) and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Barington Representative and the Surviving Corporation shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as reasonably practicable but in no event later than thirty (30) days after submission of the disputed issues to the Independent Auditor.

(v)         The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable by the parties hereto, absent manifest error. The 2018 Earn-Out Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be paid by the non-prevailing party.

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(vi)        If (A) 2018 EBITDA is finally determined to be equal to or greater than $14,400,000 or (B) the 2018 Trading Threshold is satisfied, in each case either (x) as set forth in a 2018 Earn-Out Notice for which a 2018 Objections Statement was not delivered in accordance with this Section 2.06(a), (y) by the mutual written agreement of the Barington Representative and the Surviving Corporation following the delivery of a 2018 Objections Statement, or (z) as determined by the Independent Auditor, the Surviving Corporation shall, promptly following such final determination, issue to each Company Equity Holder a number of shares of Surviving Corporation Common Stock equal to such Company Equity Holder’s Proportionate Share of 300,000 shares of Surviving Corporation Common Stock (the “2018 Earn-Out Payment”).

(b)          (i)          No later than March 31, 2020, the Surviving Corporation shall prepare and deliver to the Barington Representative a statement (in its final and binding form, the “2019 Earn-Out Statement”) (i) setting forth the Surviving Corporation’s good faith calculation of the consolidated EBITDA of the Surviving Corporation for the fiscal year ending December 31, 2019 (“2019 EBITDA”), and (ii) stating whether the closing price of each share of Surviving Corporation Common Stock was at or above $20.00 for any twenty (20) trading days out of any thirty (30) consecutive trading days on Nasdaq (or any other national securities exchange on which they may be traded) during the fiscal year ended December 31, 2019 (the “2019 Trading Threshold”), together with reasonable supporting documentation in respect of such calculation and statement. The calculation of 2019 EBITDA in the 2019 Earn-Out Statement shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions, policies and principles used in the preparation of the Financial Statements and consistent with past practice. Immediately following the Barington Representative’s receipt of the 2019 EBITDA Statement and until such time as the 2019 Earn-Out Payment (as defined below) is finally determined pursuant to this Section 2.06(b), the Barington Representative and its representatives or designees shall be permitted to review, and the Surviving Corporation shall provide the Barington Representative and its representatives or designees access to, the Surviving Corporation’s books and records and working papers related to the preparation of the 2019 Earn-Out Statement and the determination of 2019 EBITDA, and the Surviving Corporation shall provide to the Barington Representative and its representatives or designees access to all appropriate Surviving Corporation personnel in connection therewith, each during normal business hours of the Surviving Corporation as may be reasonably requested in advance.

(ii)         If the Barington Representative has any objections to the calculation of 2019 EBITDA or the satisfaction of the 2019 Trading Threshold set forth in the 2019 Earn-Out Statement, it shall, no later than forty-five (45) days following the delivery by the Surviving Corporation to the Barington Representative of the 2019 Earn-Out Statement, deliver to the Surviving Corporation a written statement setting forth in reasonable detail the item or items in dispute, the amount thereof in dispute and the basis for its objections thereto (a “2019 Objections Statement”), together with reasonable supporting documentation thereof. If a 2019 Objections Statement is not delivered to the Surviving Corporation on or before forty-five (45) days after delivery of the 2019 Earn-Out Statement, the 2019 Earn-Out Statement shall be final, binding and non-appealable by the parties hereto. The Barington Representative and the Surviving Corporation shall negotiate in good faith to resolve any objections set forth in the 2019 Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by the Barington Representative and the Surviving Corporation, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution on or before fifteen (15) days after the delivery of the 2019 Objections Statement, the Barington Representative and the Surviving Corporation shall submit such dispute to the Independent Auditor.

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(iii)        If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its independent accountants and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall not act as an arbitrator and shall resolve only those matters that remain in dispute after the 15-day resolution period described in clause (b)(ii) above.

(iv)        It is the intent of the Surviving Corporation and the Barington Representative that the process set forth in this Section 2.06(b) and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Barington Representative and the Surviving Corporation shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as reasonably practicable but in no event later than thirty (30) days after submission of the disputed issues to the Independent Auditor.

(v)         The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable by the parties hereto, absent manifest error. The 2019 Earn-Out Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be paid by the non-prevailing party.

(vi)        If (A) 2019 EBITDA is finally determined to be equal to or greater than $20,100,000 or (B) the 2019 Trading Threshold is satisfied, in each case either (x) as set forth in a 2019 Earn-Out Notice for which a 2019 Objections Statement was not delivered in accordance with this Section 2.06(b), (y) by the mutual written agreement of the Barington Representative and the Surviving Corporation following the delivery of a 2019 Objections Statement, or (z) as determined by the Independent Auditor, the Surviving Corporation shall, promptly following such final determination, issue to each Company Equity Holder a number of shares of Surviving Corporation Common Stock equal to such Company Equity Holder’s Proportionate Share of (I), if there was no 2018 Earn-Out Payment, 600,000 shares of Surviving Corporation Common Stock, and (II) if there was a 2018 Earn-Out Payment, 300,000 shares of Surviving Corporation Common Stock (the “2019 Earn-Out Payment”).

(c)          The rights of the Company Equity Holders to receive the Earn-Out Consideration shall not be assignable except by operation of Law.

SECTION 2.07         Escrow. As the sole remedy, subject to Section 8.05, for the indemnification obligations set forth in Article VIII of this Agreement, 294,985 shares of Surviving Corporation Common Stock to be issued to the Company Equity Holders pursuant to Section 2.01(a)(i) of this Agreement (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the Company Equity Holders in accordance with their respective Proportionate Share, all in accordance with the terms and conditions of the escrow agreement to be entered into prior to or at the Effective Time between the Barington Representative, the Surviving Corporation, and an escrow agent mutually agreed upon by the parties hereto (“Escrow Agent”), in a customary form mutually agreed upon by the parties hereto and the Escrow Agent (the “Escrow Agreement”). On the eighteen-month anniversary of the Effective Time (the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Shares to the Company Equity Holders in accordance with their respective Proportionate Share, less any of such shares applied in satisfaction of a claim for indemnification pursuant to Article VIII and any of such shares related to a claim that is then unresolved. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such persons promptly upon such resolution.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Barington to enter into this Agreement, and subject to the disclosures set forth in the disclosure schedule which has been prepared by the Company and delivered by the Company to Barington prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Barington that (it being understood for the avoidance of doubt that, as of the Closing, this Article III shall be read as giving effect to the transactions contemplated by the Gameworks Transaction Documents):

SECTION 3.01         Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each such subsidiary a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)          A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in all cases free and clear of all Liens, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(c)          The minute books of the Company and each Company Subsidiary contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (the “Company Corporate Records”) since the time of the Company’s organization. Copies of the Company Corporate Records have been made available to Barington.

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SECTION 3.02         Certificate of Incorporation and By-laws. The Company has heretofore furnished to Barington a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03         Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 8,850,000 shares have been designated “Series A” Preferred Stock, 2,800,000 have been designated “Series A1” Preferred Stock, and 4,500,000 have been designated “Series A2” Preferred Stock. As of the date of this Agreement, (i) 20,775,000 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 4,000,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options (together with other purchase rights, the “Company Stock Awards”) granted pursuant to the Company Stock Option Plan and (iv) approximately 7,000,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding warrants, all of which will have been exercised or terminated prior to Closing. As of the date of this Agreement, 29,348,600 shares of Company Preferred Stock are issued and outstanding, including 5,301,500 shares of “Series A” Preferred Stock, 2,715,847 shares of “Series A1” Preferred Stock and 556,253 shares of “Series A2” Preferred Stock. Section 3.03(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Equity Holders, the number of shares of Company Common Stock owned by each Company Equity Holder, the number of shares of Company Common Stock issuable to such Company Equity Holder pursuant to Company Stock Awards, the number of shares of Company Common Stock issuable to such Company Equity Holder (or other person) pursuant to outstanding warrants, and each Company Equity Holder’s state and country of residence. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, or the Stockholder Support Agreement, there are no options, warrants, put options or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or other equity interests in, of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem, convert or otherwise acquire any shares of Company Common Stock or any capital stock of, or other equity interests in, any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, in all material respects, and (ii) the requirements set forth in applicable contracts.

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(b)          Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(b) of the Company Disclosure Schedule, each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever (collectively, “Liens”).

(c)          Except as set forth in Section 3.03(c) of the Company Disclosure Schedule (a “Permitted Equity Offering”), which equity offering shall be priced based on a valuation of the Company no lower than the valuation upon which the Merger Consideration is based, there is no ongoing offering of Company Common Stock, Company Preferred Stock, or other equity of the Company, or of rights to purchase the same.

SECTION 3.04         Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Gameworks Purchase Agreement, to perform its obligations hereunder (other than to consummate the Merger) and thereunder and, subject to obtaining the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Merger and the transactions contemplated by this Agreement, the Transaction Documents and the Gameworks Purchase Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement and the Gameworks Purchase Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Gameworks Purchase Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and the Gameworks Purchase Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Barington, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company Board has approved this Agreement and the Gameworks Purchase Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. No other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

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SECTION 3.05         No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Stockholder Approval and assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) except as set forth in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or non-renewal of, or result in the creation of a Lien or on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or (iv) result in the triggering, acceleration or increase of any material payment to any person pursuant to any note, bond, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, including any “change in control” or similar provision of any of the foregoing.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i)  the applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) and state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) the filing and recordation of appropriate merger documents as required by the DGCL.

SECTION 3.06         Permits; Compliance. Each of the Company and the Company Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in the case of clause (b), for immaterial conflicts, defaults, breaches or violations.

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SECTION 3.07         Financial Statements. (a) The Company has delivered to Barington true and complete copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2016 (the “2016 Balance Sheet”) and December 31, 2015, and the related unaudited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), each of which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) was prepared from the books and records of the Company in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except for normal year-end adjustments, none of which are material, and the lack of footnotes therein) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)          Except as and to the extent set forth on the 2016 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (ii) immaterial liabilities and obligations incurred in the ordinary course of business consistent with past practices since December 31, 2016.

(c)          Section 3.07(c) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since January 1, 2014 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. The Company has no off-balance sheet arrangements.

(d)          The books and records, minute books, stock certificate books and register of stockholders and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(e)          The Company maintains disclosure controls and procedures over financial reporting, and such disclosure controls and procedures are designed to ensure that material information concerning the Company and any Company Subsidiary is made known to its principal executive officer and principal financial officer, as appropriate.

(f)          Since January 1, 2014, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation in any material respect of securities laws, breach in any material respect of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2014, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(g)          To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

(h)          All accounts receivable of the Company and the Company Subsidiaries reflected on the 2015 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims or other matter or condition that will interfere with full and timely collection of, any accounts receivable of the Company or any Company Subsidiary. The Company’s reserve for contractual allowances and doubtful accounts has been calculated in a manner consistent with past practices.

(i)          All accounts payable of the Company and its Company Subsidiaries reflected on the 2016 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since January 1, 2014, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08         Absence of Certain Changes or Events. Since December 31, 2016, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), operations, prospects (currently contemplated), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without the written consent of Barington, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09         Absence of Litigation. Except as set forth in Section 3.09(a) of the Company Disclosure Schedule, there is no material litigation, action, claim, arbitration or proceeding (an “Action”) pending or, to the knowledge of the Company, no investigation pending and no Action or investigation threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any person or Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. To the knowledge of the Company, no Action set forth on Section 3.09(a) of the Company Disclosure Schedule could, if adversely decided, have a Company Material Adverse Effect.

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SECTION 3.10         Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company, or any Company Subsidiary is a party, with respect to which the Company, or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company, or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant of the Company, or any Company Subsidiary, or any Company Subsidiary, (ii) each employee benefit plan for which the Company, or any Company Subsidiary or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company, or any Company Subsidiary or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA and (iv) any plan in respect of which either the Company, or any Company Subsidiary or any ERISA Affiliate could incur liability or obligation under Title IV of ERISA and/or Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or similar state statutes (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(i) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)          With respect to each Plan, the Company has furnished to Barington (i) a true and complete copy of each Plan and each material document, if any, prepared in connection with each such Plan, (including, without limitation, a copy of each trust or other funding arrangement), (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, (iv) copies of the most recently received IRS determination letter for each such Plan, (v) copies of the actuarial valuations for the three (3) most recent Plan years, and (vi) copies of the non-discrimination testing results, if applicable, for the three (3) most recent Plan years. Neither the Company nor any Company Subsidiary has any express written, or, to the knowledge of the Company, oral, commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

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(c)          None of the Plans is, nor does the Company nor any ERISA Affiliate have any liability or obligation under, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA, or a multiple employer plan subject to Section 413(c) of the Code (a “Multiple Employer Plan”). Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, none of the Plans (i) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar type benefits as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, or (ii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in control” that would be classified as “excess parachute payments” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder , and no Plan is a self-insured group health plan. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d)          Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e)          Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)          There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which would reasonably be expected to give rise to any such liability.

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(g)          Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, with respect to each Plan: (i) all contributions, premiums or payments required to be made with respect to such Plan have been made on or before their due dates; (ii) with respect to each Plan which is subject to Title IV of ERISA, there are no unfunded obligations under such Plan as of the date of this Agreement; and (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of all liabilities under each such Plan does not exceed the current fair market value of the assets of such Plan as of the date of this Agreement.

(h)          Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code (each, a “Section 409A”) complies in form and operation with the provisions of Section 409A of the Code and applicable guidance published by the IRS , so as to preclude the imposition of any tax pursuant to Section 409A.

(i)          Section 3.10(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; and (v) the date on which such Company Stock Award was granted.

SECTION 3.11         Labor and Employment Matters. (a) Attached hereto as Section 3.11(a) of the Company Disclosure Schedule is a true and complete list of the name and current salary rate of all present officers of the Company and each Company Subsidiary and the five most highly compensated (based on aggregate compensation for the year ended December 31, 2016) non-officer employees of the Company and each Company Subsidiary (the “Material Employees”), together with each such Material Employee’s base salary, bonus, additional compensation and other benefits, if any, paid or payable to such Material Employee.

(b)          Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would reasonably be expected to result in material liability to the Company; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, there has been no attempt by any labor union to organize any such employees within the past 6 years, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

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(c)          The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining, the classification of individuals as independent contractors or employees and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened in writing before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the knowledge of the Company, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. To the knowledge of the Company, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person, in each case with respect to the Company or any Company Subsidiary.

SECTION 3.12         Real Property; Title to Assets. (a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b)          Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Barington. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

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(c)          There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary.

(d)          Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and material assets, tangible and intangible, real, personal and mixed, used or held for use in its business (for the avoidance of doubt, including, as of the Closing Date, the Gameworks Assets), free and clear of all Liens.

SECTION 3.13         Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned, used or held for use by the Company and the Company Subsidiaries: (i) registered Intellectual Property Rights, (ii) applications for registration of Intellectual Property Rights, (iii) all software (other than unmodified, commercially available, “off-the-shelf” software with a replacement cost and/or aggregate annual license or maintenance fees of less than $1,500), (iv) material unregistered Marks, (v) material unregistered copyrights, and (vi) any other material Intellectual Property Rights; and specifies for each, the owner; country; registration/application number; registration/filing date; mark or title; and status and, if not solely owned by the Company, the license set forth on Section 3.13(a) of the Company Disclosure Schedule pursuant to which the Company has the right to use such Intellectual Property Rights.

(b)          Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license set forth on Section 3.13(a) of the Company Disclosure Schedule, all Intellectual Property Rights necessary for, or used or held for use in, the operation of the business of the Company and the Company Subsidiaries as currently conducted, and as expected to be conducted as of the Closing pursuant to Section 5.01(b), including all Intellectual Property Rights set forth on Section 3.13(a) of the Company Disclosure Schedule (collectively, and together with any other Intellectual Property Rights owned by the Company, the “Company Intellectual Property Rights”). No loss or expiration of any of the Company Intellectual Property Rights is threatened, pending or, other than upon the expiration of its statutory term in the ordinary course, reasonably foreseeable. The Company and each of its applicable Company Subsidiaries have taken all reasonable or necessary actions and follow all best practices common in the industry to maintain, protect and enforce the Company Intellectual Property Rights, including the secrecy, confidentiality and value of their trade secrets and other Confidential Information.

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(c)          Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) there are no claims against the Company or any of the Company Subsidiaries that were made within the past ten (10) years, are presently pending, or to the Company’s knowledge, are threatened in writing, (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Intellectual Property Rights, or (B) alleging any infringement, misappropriation or other violation of, or other conflict with, any Intellectual Property Rights or other rights of any person; (ii) to the Company’s knowledge, the Company Intellectual Property Rights are valid and enforceable; (iii) to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with, and the operation of their business as currently conducted does not infringe, misappropriate or otherwise violate conflict with, any Intellectual Property Rights or other rights of any person, and neither the Company nor any of the Company Subsidiaries has received any notices alleging or otherwise regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any person); (iv) to the Company’s knowledge, no Supplier or any other person has infringed, misappropriated or otherwise violated or conflicted with any of the Company Intellectual Property Rights; and (v) to the Company’s knowledge, no Supplier has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property Rights of any person.

(d)          None of the Company, nor any Company Subsidiary, has sent any notice, made any claim, or filed any Action asserting that any person’s use of, or application or registration for, any Intellectual Property Rights infringes, misappropriates or otherwise violates any Intellectual Property Rights owned or licensed by the Company or any Company Subsidiary, and to the Company’s knowledge, there is no reasonable basis for the same.

(e)          Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, all past and present employees, consultants, agents and independent contractors of the Company or the Company Subsidiaries who have had access to any Confidential Information or have contributed to or participated in the conception, creation or other development of any Intellectual Property Rights for the Company or any of the Company Subsidiaries (or has been employed or engaged to do so), have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons agrees to protect the Confidential Information and assigns to the Company or the applicable Company Subsidiary their entire right, title, and interest in and to any Intellectual Property Rights created or otherwise developed by such person in the course of or relating to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, and such agreements are valid and enforceable in accordance with their terms.

(f)          Neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any other party to any license or other agreement with the Company or any of the Company Subsidiaries is in breach or in default of any license or other agreement related to any Intellectual Property Rights used or held for use in the business of the Company or any of the Company Subsidiaries as currently conducted.

(g)          Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect the Company Intellectual Property Rights.

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(h)          The Company and each of the Company Subsidiaries has, at all times during the past ten (10) years, posted, in a clear and conspicuous location on all user-facing pages of any website operated thereby, a privacy policy (or a link thereto), governing the Company and each of the Company Subsidiaries’ use of information collected thereon and disclaimers of liability relating thereto the “Privacy Policies”). The Company and each of the Company Subsidiaries are in compliance in all material respects with (i) all data protection and privacy Laws applicable to the Company or any Company Subsidiary governing the collection, dissemination, storage or use of personal information (including personally identifiable information and consumer credit information, including credit card numbers, social security numbers and social insurance numbers), and (ii) any contractual obligations (including, without limitation, any Privacy Policies) to which the Company or any Company Subsidiary is a party concerning the collection, dissemination, storage or use of personal information, including consumer credit information and health information, except for such noncompliance that would not have a Company Material Adverse Effect.

(i)          In the past five (5) years, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches, (y) been subject to or received notice of any audits, proceedings or investigations by, any Governmental Authority, or received any claims or complaints from any person regarding the collection, dissemination, storage or use of personal information, including consumer credit information, or the violation of any applicable Privacy Policies, or data protection or privacy Laws, and to the Company’s knowledge, there is no reasonable basis for the same.

SECTION 3.14         Taxes. (a) The Company and each of its Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are due and payable as of the date hereof, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) have not requested or been granted an extension of the time for filing any Tax Return to a date later than the Effective Time or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any action, suit, deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters in progress, pending or proposed or threatened; and (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return. No power of attorney with respect to Taxes has been executed or filed with any governmental authority by or with respect to the Company or any Company Subsidiary that will remain in effect after the Effective Time.

(b)          Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

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(c)          None of the Company and its Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (iii) installment sale or intercompany transaction (as defined in Treasury regulations section 1.1502-13) made on or prior to the Effective Time; (iv) any election under Section 108(i) of the Code; or (v) any prepaid amount received on or prior to the Effective Time.

(d)          Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e)          Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return, other than any such group of which the Company is the parent.

(f)          Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)          Neither the Company nor any of its Company Subsidiaries has any request for a ruling in respect of Taxes pending with any Tax authority.

(h)          The Company has made available to Barington true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2011 through 2014 and any other period for which the state of limitations remains open.

(i)          Neither the Company nor any of its Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)          The Company and its Company Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to any Company or any Company Subsidiary.

(k)          Neither the IRS nor any other United States or non-United States Tax authority or agency is now asserting or, to the knowledge of the Company or any of its Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

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(l)          There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

(m)          None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)          Other than any limitation arising as a result of this Agreement, none of the Company’s net operating losses are currently subject to any limitation on use under Section 382 of the Code.

(o)          As of the date of this Agreement, the Company is not aware of any fact or circumstance that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)          As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes (x) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (y) including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person of the type described in the immediately preceding clause (x), together with any interest or penalty thereon or relating thereto, payable by reason of contract, tax sharing agreement, assumption, transferee liability, operation of law, including any federal, state, local and/or other consolidated Tax liability, as a result of being a member of, and which may be imposed upon, an affiliated group (as defined in Section 1504(a) of the Code, or other applicable law); and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.15         Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule, (a) none of the Company nor any of the Company Subsidiaries is in violation of any Environmental Law in any material respect; (b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is actually, or, to the knowledge of the Company, potentially or allegedly liable for any off site contamination by Hazardous Substances; (d) none of the Company or any of the Company Subsidiaries is actually, or, to the knowledge of the Company, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened in writing liens); (e) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) to the knowledge of the Company, there have been no releases of Hazardous Substances that have occurred at, from, on, in, to or under the real property leased by the Company or any Company Subsidiary at any time while the Company or any Company Subsidiary has been a tenant and, to the knowledge of the Company, there are no underground storage tanks, polychlorinated biphenyl-containing equipment or asbestos-containing material at such real property; and (g) each of the Company and each Company Subsidiary is in compliance in all material respects with its Environmental Permits. True and complete copies of all environmental investigations, studies, audits or assessments that have been conducted in connection with the Company or any Company Subsidiary and in the possession of the Company or any Company Subsidiary have been made available to Barington.

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SECTION 3.16         Material Contracts. (a)  Subsections (i) through (xvii) of Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements, in each case other than a Plan, as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each contract and agreement which is reasonably likely to involve consideration of more than $50,000, in the aggregate, over the remaining term of such contract or agreement;

(ii)	each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party;

(iii)	each contract and agreement for the sale of Products, Inventory or other personal property, or for the furnishing of services by the Company or any Company Subsidiary to any person, including customers of contract manufacturing organizations, to which the Company or any Company Subsidiary is a party;

(iv)	each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract or agreement;

(v)	each management contract (excluding contracts for employment) and contract with other consultants, including any contract involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary;

(vi)	each contract and agreement evidencing indebtedness or borrowing of money;

(vii)	each partnership, joint venture or similar agreement;

(viii)	each contract and agreement with any Governmental Authority;

(ix)	each contract and agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

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(x)	each contract or arrangement that results in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi)	each guaranty, directly or indirectly, by the Company or any Company Subsidiary of any obligation for borrowings or otherwise;

(xii)	each contract or agreement providing for the grant of any preferential rights to purchase or lease any property or asset of the Company or any Company Subsidiary or providing for any exclusive right to sell or distribute, or otherwise relating to the exclusive sale or distribution of, any Product or service of the Company or any Company Subsidiary;

(xiii)	each contract or agreement containing obligations, contingent or otherwise, arising out of the proper acquisition of any business, assets or equity of any person;

(xiv)	each contract or agreement between the Company or any Company Subsidiary, on the one hand, and any director, officer or other affiliate of the Company or any Company Subsidiary, on the other hand;

(xv)	each contract permitting, limiting or otherwise governing the use of all Intellectual Property Rights by the Company or any Company Subsidiary (other than contracts permitting the use of unmodified commercially available, “off the shelf” software with a replacement and/or aggregate annual license or maintenance fees of less than $1,500);

(xvi)	each contract for employment or consulting services which provides for annual payments in excess of $100,000; and

(xvii)	each other contract and agreement, whether or not made in the ordinary course of business, which is material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

(b)          Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto; (ii) neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract, nor, to the knowledge of the Company, has any event occurred which with notice or lapse of time or both would constitute a material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (iii) to the Company’s knowledge, no other party is in breach or violation of, or material default under, any Material Contract or is subject to any bankruptcy or insolvency proceeding; (iv) the Company and the Company Subsidiaries have not received any claim of default under, or noticed of the intent to terminate, any such agreement; and (v) subject to the receipt of any consents or waivers set forth in Section 3.05(a)(iii) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to Barington true and complete copies of all Material Contracts, including any amendments thereto.

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SECTION 3.17         Insurance. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. The Company and the Company Subsidiaries maintain such insurance policies, with the types and amounts of coverage provided therein, as the Company reasonably believes are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries operate.

(b)          With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)          At no time subsequent to January 1, 2014 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

(d)          Section 3.17(d) of the Company Disclosure Schedule contains a description of the claims experience relating to the Company since January 1, 2014 under all policies of insurance and any self-insurance programs, whether or not now in force, in the name of or to the benefit of the Company or any Company Subsidiary, including, without limitation, a description of all settled and outstanding claims thereunder.

SECTION 3.18         Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the Company Stockholders approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company Stockholders at the Company Stockholders’ Meeting.

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(b)          The only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions are the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single group, and the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a separate group, in favor of the approval and adoption of this Agreement.

SECTION 3.19         Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company and its Company Subsidiaries for the fiscal years ended December 31, 2015 and 2016 (based on the revenue from such customer during such period). No customer that accounted for more than two percent of the Company’s consolidated revenues during the 12-month period ended December 31, 2016 and no material supplier of the Company and its Company Subsidiaries, (a) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened in writing to return, a substantial amount of any of the Products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce in any material respect its purchase from or sale to the Company or any Company Subsidiary of any Products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (a) breached, in any material respect, any agreement with or (b) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Company Subsidiary.

SECTION 3.20         Inventories. Subject to amounts reserved therefor on the 2015 Balance Sheet, the values at which all Inventories are carried on the 2015 Balance Sheet determined and valued in accordance with GAAP applied on a consistent basis as reflected in the Financial Statements and the Company’s books and records reflect the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined on the last in, first out for finished goods and weighted average for packaging and ingredients) or market value and all Inventories are valued such that the Company and the Company Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Liens. Except for any inventory reserves included or reflected on the 2015 Balance Sheet and except for any damage or obsolescence standards (none of which are material), the Inventories do not consist of, in any material amount, items that are obsolete, damaged, off-spec or slow-moving. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Inventories do not consist of any items held on consignment. Neither the Company nor any Company Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since January 1, 2014. Neither the Company nor any Company Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which to the knowledge of the Company is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Company Subsidiary changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to the Company or the Company Subsidiaries, (b) reductions and increases responsive to normal competitive conditions, and (c) increases to reflect any increase in the cost thereof to the Company or the Company Subsidiaries. Section 3.20 of the Company Disclosure Schedule is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the business of the Company and the Company Subsidiaries consistent with past practice.

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SECTION 3.21         Product Warranty. Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in the Company’s or any Company Subsidiary’s standard terms and conditions of sale and except as given in the ordinary course of business, neither the Company nor any Company Subsidiary has given a condition, warranty, or made a representation in respect of Products supplied, manufactured, sold or delivered by it.

SECTION 3.22         Product Liability. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there are no claims alleging bodily injury or other damage as a result of any Product or the breach of any duty to warn, test, inspect or instruct of dangers of any Product that are currently pending or threatened in writing against the Company or any Company Subsidiary or, to the knowledge of the Company, against any entity, including but not limited to suppliers, warehousers, distributors, and contract manufacturing organization, that contracts with the Company or any Company Subsidiary as its relates to, or may reasonably affect, the Company’s or any Company Subsidiary’s Products.

SECTION 3.23         Regulatory Matters.

(a)          Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no suits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Governmental Authority pending or, to the knowledge of the Company, threatened against or relating to, directly or indirectly, the Company or the Company Subsidiaries.

(b)          There are no unresolved reports, warning letters or other notifications or documents received by the Company or any Company Subsidiary from or issued by any Governmental Authority that (i) indicate or suggest lack of compliance with applicable regulatory requirements by the Company, any Company Subsidiary or any Person providing services for the benefit of the Company, any Company Subsidiary or any of their respective Affiliates or Representatives in connection with the business of the Company and the Company Subsidiaries or (ii) commence or threaten to initiate any action to withdraw or terminate any Permit applicable to any activities or any studies being conducted by Company or any Company Subsidiary.

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SECTION 3.24         Certain Business Practices; Restrictions on Business Activities. (a) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, or any other person acting on behalf of the foregoing has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books and records of the Company or any Company Subsidiary, or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(b)          Except as set forth on Section 3.24(b) of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Company Subsidiary which has or could reasonably be expected to have the effect of prohibiting any business practice of the Company of any Company Subsidiary.

SECTION 3.25         Interested Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; (d) any contractual or other arrangement with the Company or any Company Subsidiary or (e) has an ownership or leasehold interest in any property (whether real, personal, tangible or intangible) used in, held by or required for the operation of the Company as presently conducted; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.25. Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not, since January 1, 2014, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified in any material respect any term of any such extension or maintenance of credit.

SECTION 3.26          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.27         Gameworks Transaction Documents. To the knowledge of the Company, the representations and warranties made by Gameworks in the Gameworks Transaction Documents are true, complete and correct. To the knowledge of the Company, the consummation of the transactions contemplated by the Gameworks Transaction Documents will not cause the representations made by the Company in this Agreement to cease to be true, complete and correct.

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SECTION 3.28         Company Equity Holder Matters. Each Company Equity Holder:

(a)          has had both the opportunity to ask questions and receive answers from the officers and directors of Barington and all Persons acting on Barington’s behalf concerning the business and operations of Barington and to obtain any additional information to the extent Barington possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(b)          has had access to the Barington SEC Reports filed prior to the date of this Agreement;

(c)          understands that the shares of Surviving Corporation Common Stock to be issued in the Merger are not registered under the Securities Act, that the issuance of Surviving Corporation Common Stock issued pursuant to this Agreement is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof, and that Barington’s reliance on such exemption is predicated on its representations set forth herein;

(d)          is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, it can bear the economic risk of its investment in Surviving Corporation Common Stock and it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in Surviving Corporation Common Stock;

(e)          understands that Surviving Corporation Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Surviving Corporation Common Stock issued pursuant to this Agreement or any available exemption from registration under the Securities Act, such Surviving Corporation Common Stock may have to be held indefinitely;

(f)          owns the Company Common Stock set across from such Company Equity Holder’s name on Schedule 3.03(a) free and clear of all liens, and acknowledges that the Merger Consideration to be received by it is adequate consideration for the Company Common Stock owned by such Company Equity Holder or issuable to such Company Equity Holder pursuant to Company Stock Awards or Company Warrants, and has not granted to any other Person any options or other rights to buy any such securities except as otherwise set forth on Schedule 3.03(a), nor has it granted any interest in such securities of any nature to any Person, nor will the sale and transfer of such securities pursuant to this Agreement give any Person a legal right or cause of action against or with respect to such securities or Barington.

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Article IV

REPRESENTATIONS AND WARRANTIES OF BARINGTON

As an inducement to the Company to enter into this Agreement, and subject to the disclosures set forth in the Barington SEC Reports, Barington hereby represents and warrants to the Company that:

SECTION 4.01         Corporate Organization. (a) Barington is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Barington is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Barington does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, trust, joint venture or other business association or entity.

(b)          The minute books of Barington and its subsidiaries contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (the “Barington Corporate Records”) since the time of the Company’s organization. Copies of such Barington Corporate Records have been made available to the Company.

SECTION 4.02         Certificate of Incorporation and By-Laws. Barington has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of Barington, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Barington is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

SECTION 4.03         Capitalization. (a) The authorized capital stock of Barington consists of (i) 11,000,000 shares of Barington Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Barington Preferred Stock”). As of the date of this Agreement, (i) 1,878,200 shares of Barington Common Stock are issued and outstanding (which excludes 3,783,136 shares subject to Conversion Rights), all of which are validly issued, fully paid and non-assessable and (ii) no shares of Barington Common Stock are held in the treasury of Barington. There are no shares of Barington Preferred Stock issued and outstanding. As of the date of this Agreement, there are 1,073,267 “insider shares” (as such term is described in the Prospectus). Except as set forth in the Barington SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or other equity interests in, of Barington or obligating Barington to issue or sell any shares of capital stock of, or other equity interests in, Barington. All shares of Barington Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Barington SEC Reports, there are no outstanding obligations of Barington to repurchase, redeem, convert or otherwise acquire any shares of, or other equity interests in, Barington Common Stock. There are no outstanding obligations of Barington to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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(b)          The shares of Surviving Corporation Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Barington’s Certificate of Incorporation or By-Laws or any agreement to which the Barington is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws. At the Effective Time, 600,000 shares of Surviving Corporation Common Stock will be reserved for future issuance of the Earn-Out Consideration, if any.

SECTION 4.04         Authority Relative to This Agreement. Barington has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Barington and the consummation by Barington of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Barington are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Barington Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Barington and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Barington, enforceable against Barington in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.05         No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Barington do not, and the performance of this Agreement by Barington will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Barington, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Barington or by which any of its property or assets is bound or affected, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Barington pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Barington is a party or by which Barington or any of its property or assets is bound or affected, or (iv) result in the triggering, acceleration or increase of any material payment to any person pursuant to any note, bond, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, including any “change in control” or similar provision of any of the foregoing.

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(b)          The execution and delivery of this Agreement by Barington does not, and the performance of this Agreement by Barington will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (ii) the applicable requirements, if any, of Blue Sky Laws and state takeover laws, (iii) the HSR Act, (iv) the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or prevent Barington from performing its obligations under this Agreement.

SECTION 4.06         Permits; Compliance. Except as disclosed in the Barington SEC Reports, Barington holds all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Barington to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Barington Permits”). No suspension or cancellation of any of the Barington Permits is pending or, to the knowledge of Barington, threatened. Barington is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Barington or by which any property or asset of Barington is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Barington Permit, franchise or other instrument or obligation to which Barington is a party or by which Barington or any property or asset of Barington is bound, except, in the case of clause (b) for any immaterial conflicts, defaults, breaches or violations.

SECTION 4.07         SEC Filings; Financial Statements. (a) Barington has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its initial public offering (collectively, the “Barington SEC Reports”). The Barington SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the Barington SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Barington as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

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(c)          Except as and to the extent disclosed in the Barington SEC Reports, Barington does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (ii) immaterial liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016.

(d)          The Barington SEC Reports contain a description of all non-audit services performed by Barington’s auditors for Barington for the year ended December 31, 2016 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Barington Board. Except as set forth in the Barington SEC Reports, Barington has no off-balance sheet arrangements.

(e)          The books and records, minute books, stock certificate books and register of stockholders and other similar books and records of Barington have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(f)          Barington maintains disclosure controls and procedures over financial reporting, and such disclosure controls and procedures are designed to ensure that material information concerning Barington and its subsidiaries is made known to its principal executive officer and principal financial officer, as appropriate.

(g)          Since July 24, 2014, neither Barington nor, to Barington’s knowledge, any director, officer, employee, auditor, accountant or representative of Barington, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Barington or its internal accounting controls, including any complaint, allegation, assertion or claim that Barington has engaged in questionable accounting or auditing practices. No attorney representing Barington, whether or not employed by Barington, has reported evidence of a violation in any material respect of securities laws, breach in any material respect of fiduciary duty or similar violation by Barington or any of its officers, directors, employees or agents to the Barington Board or any committee thereof or to any director or officer of Barington. Since July 24, 2014, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Barington’s chief executive officer, chief financial officer, general counsel, the Barington Board or any committee thereof.

(h)          To the knowledge of Barington, no employee of Barington has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

SECTION 4.08         Absence of Certain Changes or Events. Since December 31, 2016, except as as expressly contemplated by this Agreement or specifically disclosed in any Barington SEC Report filed since December 31, 2016 and prior to the date of this Agreement, (a) Barington has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Barington Material Adverse Effect.

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SECTION 4.09         Absence of Litigation. Except as set forth in the Barington SEC Reports, there is no material Action pending or, to the knowledge of Barington, threatened against Barington, or any property or asset of Barington, before any Governmental Authority. Neither Barington nor any material property or asset of Barington is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Barington, continuing investigation by, any Governmental Authority.

SECTION 4.10         Board Approval; Vote Required. (a) The Barington Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Barington and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of Barington approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Barington’s stockholders at the Barington Stockholders’ Meeting.

(b)          The only vote of the holders of any class or series of capital stock of Barington necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Barington Common Stock in favor of the approval and adoption of this Agreement.

SECTION 4.11         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Barington.

SECTION 4.12         Barington Trust Fund. As of the date of this Agreement (and immediately prior to the Effective Time), the Trust Fund (as defined below) contains at least the amount of funds set forth on Barington’s balance sheet dated as of December 31, 2016 as being contained in the Trust Fund, less (a) Taxes paid or payable with respect thereto, and (b) distributions to Barington of the amount requested by Barington to be used to convert the shares of Barington Common Stock held by stockholders of Barington who shall have exercised their Conversion Rights in the trust fund established by Barington for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 5, 2015, between Barington and the Trustee (the “Trust Agreement”).

SECTION 4.13         Prior Business Operations. Since its organization, Barington has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary or advisable to consummate the transactions contemplated by this Agreement.

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SECTION 4.14         Listing of Securities. The Barington Common Stock is listed for trading on Nasdaq. There is no Action pending or, to Barington’s knowledge, threatened against Barington by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of the Barington Common Stock on Nasdaq.

SECTION 4.15         Taxes. As of the date of this Agreement, Barington is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01         Conduct of Business by the Company and Barington Pending the Merger. (a) Each of the Company, on the one hand, and Barington, on the other hand, agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, unless the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)          its and its subsidiaries’ businesses shall be conducted only in, and it nor any of its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice;

(ii)         it shall use its commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers, employees and consultants and to preserve its and its subsidiaries’ current relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations; and

(iii)        it shall cooperate with requests of counsel.

(b)          By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Barington (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)          amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents except in connection with a Permitted Equity Offering;

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(ii)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock issuable pursuant to employee stock options or warrants to purchase shares of Company Common Stock outstanding on the date hereof), other than pursuant to a Permitted Equity Offering or (B) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, other than any such dividend or distribution by any Company Subsidiary to the Company or any other Company Subsidiary;

(iv)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such equity securities or other security interests;

(v)         reclassify, combine, split, subdivide, redeem, convert or purchase or otherwise acquire, directly or indirectly, any of its equity interests or issue any other securities in respect thereof;

(vi)        (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; or (C) enter into or amend any, contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(vi);

(vii)       hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its employees, consultants, directors or officers, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any employee, director or officer of the Company or of any Company Subsidiary, except as required by the terms of any Plan;

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(viii)      enter into, establish, materially amend or terminate any Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Plan or in the ordinary course of business consistent with past practice;

(ix)         exercise its discretion or make commitments with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plan) or otherwise;

(x)          revalue any of its material assets or make any changes to its accounting methods, principles or practices, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)         make, change or rescind any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim or refund, or make any material change in its Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(xii)        amend, modify or terminate any Material Contract or Lease Document, or amend, waive, modify or terminate any of the Company’s or any Company Subsidiary’s material rights thereunder, except (A) in the ordinary course of business or (B) necessary to consummate the Merger and the other transactions contemplated by this Agreement;

(xiii)       enter into any agreement that would be required, under this Agreement, to be set forth on Section 3.16(a) of the Company Disclosure Schedule, except in the ordinary course of business and in a manner consistent with past practice;

(xiv)      permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, cancelled, invalidated, dedicated, pledged or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay any fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights, or transfer or license to any person or otherwise extend, materially amend or modify, any material item of Company Intellectual Property Rights;

(xv)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business and consistent with past practice;

(xvi)      establish any subsidiary outside of the ordinary course of business or enter into any new line of business;

(xvii)     fail to use commercially reasonable efforts to keep in force its insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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(xviii)    waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary), or otherwise pay, discharge or satisfy any Actions, liabilities or obligations, unless such amount has been reserved in the Financial Statements;

(xix)       close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xx)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxi)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than pursuant to operation of Law;

(xxii)      enter into any agreement, understanding or arrangement with respect to the voting of Company Common Stock or any other equity securities of the Company;

(xxiii)     take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxiv)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any affiliates (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxv)     amend, modify or terminate any Gameworks Transaction Document;

(xxvi)    authorize or give consent to Gameworks or its subsidiaries to do any of the foregoing with respect to its own business, assets or equity; or

(xxvii)   authorize or enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02         Claims Against Trust Account. (a) The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Barington may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their Conversion Rights or in the event of the dissolution and liquidation of Barington, (ii) to Barington after Barington consummates a Business Combination (as defined in the Barington Certificate of Incorporation) or (iii) as consideration to the sellers of a target business with which Barington completes a Business Combination.

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(b)          The Company agrees that the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Barington on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.02(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Fund (including any distributions therefrom). In the event that the Company commences any Action based upon, in connection with, relating to or arising out of any matter relating to Barington, which proceeding seeks, in whole or in part, relief against the Trust Fund, and distributions therefrom or the public stockholders of Barington, whether in the form of monetary damages or injunctive relief, Barington shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Barington prevails in such action or proceeding.

Article VI

ADDITIONAL AGREEMENTS

SECTION 6.01         Proxy Statement. (a) As promptly as practicable after the receipt by Barington of the Audited Financial Statements pursuant to Section 6.15(a), Barington shall prepare and file with the SEC the proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Barington relating to the meeting of Barington’s stockholders (the “Barington Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the amendments to the Barington Certificate of Incorporation contemplated by this Agreement, (3) the 2017 Equity Incentive Plan, (4) an adjournment proposal, if necessary, to adjourn the Barington Stockholders Meeting if, based on the tabulated vote count, Barington is not authorized to proceed with the Merger, and (5) any other proposals the parties deem necessary to effectuate the Merger. Barington and the Company shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto. The Company shall promptly furnish all information concerning the Company as Barington may reasonably request in connection with such actions and the preparation of the Proxy Statement. As soon as reasonably practicable after approval thereof by the SEC, Barington shall mail the Proxy Statement to its stockholders.

(b)          Each of the Company and Barington shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Proxy Statement, including providing the Company with (i) updates with respect to the tabulated vote counts received by Barington, (ii) the right to demand postponement or adjournment of the Barington Stockholders Meeting if, based on the tabulated vote count, Barington will not receive the required approval of the Barington stockholders authorized necessary to proceed with the Merger, and (iii) the right to review and comment on all communications sent to or received from Barington stockholders and/or proxy solicitation firms.

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(c)          No amendment or supplement to the Proxy Statement will be made by Barington without the approval of the Company (such approval not to be unreasonably withheld, delayed or conditioned). Barington will advise the Company promptly after it receives notice thereof, of the time when any supplement or amendment has been filed, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to the Company or Barington, or any of their respective affiliates, officers or directors should be discovered by the Company or Barington that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Barington. Barington shall promptly provide to the Company copies of all correspondence between the SEC and Barington or any of its Representatives with respect to the Proxy Statement. At a reasonable time prior to the filing, issuance or other submission or public disclosure of the Proxy Statement or any amendment thereto, the Company shall be given an opportunity to review and comment upon such filing, issuance or submission and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed.

(d)          Barington represents that the information supplied by Barington for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Barington, (ii) the time of the Barington Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Barington is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)          The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Barington, (ii)  the time of the Barington Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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SECTION 6.02         Stockholders’ Meetings. (a) The Company shall call and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the approval and adoption of this Agreement on or before the same date as the Barington Stockholders’ Meeting. The Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger and shall take all other action necessary or advisable to secure the required vote or consent of the Company Stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the Company Stockholders in favor of the approval and adoption of this Agreement and approval of the Merger.

(b)          Barington shall call and hold the Barington Stockholders’ Meeting as promptly as practicable for the purpose of voting upon (i) the approval and adoption of this Agreement, (ii) the approval of the amendments to the Barington Certificate of Incorporation contemplated by this Agreement, (iii) the approval of the 2017 Equity Incentive Plan and (iv) an adjournment proposal, if necessary, to adjourn the Barington Stockholders Meeting if, based on the tabulated vote count, Barington is not authorized to proceed with the Merger. Barington shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the other matters set forth in the Proxy Statement.

SECTION 6.03         Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Barington or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Barington shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access during normal business hours upon reasonable advance notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b)          All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement (the “Confidentiality Agreement”) between Barington and the Company.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d)          Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

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SECTION 6.04         No Solicitation of Transactions. (a) The Company agrees that neither it nor any Company Subsidiary nor any of the directors, officers or employees of it or any Company Subsidiary will, and that it will cause its and its Company Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary), not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Company Subsidiaries, to take any such action. The Company shall notify Barington as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide Barington with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary and, if requested by Barington, to enforce such person’s obligation to do so.

(b)          Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who, prior to the approval of this Agreement by the Company’s stockholders, has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction not solicited in violation of Section 6.04(a), and the Company Board has (i) determined, in its good faith judgment (after consultation with the Company’s independent legal counsel and the advice of a financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Barington of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

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(c)          Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Barington, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Barington (a “Notice of Superior Proposal”) advising Barington that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Barington does not, within five (5) business days of Barington’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with the Company’s independent legal counsel and the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement; provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so.

(d)          A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that has the effect of any of the transactions described in clause (ii) or (iii) below; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Company Subsidiary; (iii) any issuance, sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Company Subsidiary in one or a series of related transactions; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Company Subsidiary; or (v) any solicitation in opposition to approval and adoption of this Agreement by the Company’s stockholders.

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(e)          A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Company Board determines, in its good faith judgment (after consultation with the Company’s independent legal counsel and a financial advisor of nationally recognized reputation), is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of more than 50% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after consultation with the Company’s independent legal counsel and a financial advisor of nationally recognized reputation), to be materially more favorable to the Company stockholders than the Transactions and for which financing, to the extent required, is then committed.

SECTION 6.05         Employee Benefits Matters. (a) Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Barington shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Barington or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.

(b)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.05 shall (i) confer any rights, remedies or claims upon any director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries, (ii) be considered or deemed an amendment of any Plan, (iii) guarantee employment for any period of time or preclude the ability of Barington or any of its affiliates (including the Surviving Corporation and the Subsidiaries from and after the Effective Time) to terminate any employee or independent contractor for any reason at any time, or (iv) require Barington or any of its affiliates (including the Surviving Corporation and the Subsidiaries from and after the Effective Time) to continue or amend any Plan or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Effective Time.

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SECTION 6.06         Directors’ and Officers’ Indemnification and Insurance. The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the Certificate of Incorporation and Article 6 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company and Barington, unless such modification shall be required by law.

SECTION 6.07         Notification of Certain Matters. The Company shall give prompt notice to Barington, and Barington shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement, or any statement contained in the Proxy Statement, to be misleading, untrue or inaccurate in any material respect and (b) any failure of the Company or Barington, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any fact or circumstance that gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08         Company Affiliates. No later than thirty (30) days after the date of this Agreement, the Company shall deliver to Barington a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Barington with such information and documents as Barington shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Barington, prior to the Effective time, an affiliate letter in form and substance reasonably satisfactory to Barington, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.09         Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

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(b)          Without limiting the requirements of clause (a) above, if required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Barington and the Company shall each prepare and file the notification required of it thereunder in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by any Governmental Authorities in connection with such notification and otherwise cooperate in good faith with each other and any Governmental Authorities. Barington and the Company shall (a) promptly inform the other of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to the Transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

SECTION 6.10         Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 6.11         Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Barington and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of Nasdaq, each of Barington and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

SECTION 6.12         Registration Rights. The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit E at the Closing pursuant to which Barington will agree to register for resale under the Securities Act the shares of Surviving Corporation Common Stock to be issued and issuable pursuant to this Agreement to each Company Equity Holder and any other Person who would be deemed to be an “Affiliate” of Barington pursuant to Rule 144 promulgated under the Securities Act as a result of such issuance.

SECTION 6.13         Sale Restriction. No public market sales of shares of Surviving Corporation Common Stock issued as a result of the Merger shall be made for a period of twelve months following the Closing Date. No private sales of shares of Surviving Corporation Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to the Surviving Corporation of a written document to such effect. Such restrictions will be evidenced by a Lock-Up Agreement in the form of Exhibit D hereto to be executed and delivered to Barington by each of the persons listed on Exhibit C hereto at the Closing. Certificates representing the shares of Surviving Corporation Common Stock issued as a result of the Merger shall bear a prominent legend to such effect.

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SECTION 6.14         Section 280G Consents. (a) The Company shall use reasonable best efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all Payments, with such stockholder vote (the “280G Vote”) to be obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

(b)        In connection with the 280G Vote, the Company shall use reasonable best efforts to obtain, prior to the initiation of the 280G Vote, a parachute payment waiver, from each person who the Company reasonably believe is, with respect to the Company and any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the 280G Vote and who would otherwise reasonably be expected to have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the transactions contemplated by this Agreement, pursuant to which such person shall agree to waive any and all right or entitlement to the parachute payments (collectively, the “Payments”) to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of the Payments is obtained.

(c)        The Company shall provide to Barington copies of all disclosures, waivers, consents, and voting materials used in connection with the 280G Vote foregoing at least three (3) Business Days in advance of distribution to the stockholders or the disqualified individuals, as applicable, and Barington shall be provided with a reasonable opportunity to comment thereon (and the Company will include in such materials any reasonable comments provided by Barington). The Company shall provide to Barington prior to the Closing Date evidence reasonably satisfactory to Barington that the Company has satisfied its obligations under this Section 6.14 and the result of such vote of the stockholders. For the avoidance of doubt, the Closing shall not be conditioned on such vote described in this Section 6.14 occurring or receiving stockholder approval for any such payments.

SECTION 6.15         Annual and Interim Financial Statements.

(a)          On or prior to May 31, 2017, the Company shall deliver to Barington the audited consolidated balance sheets of the Company and the Company Subsidiaries and Gameworks and each of its subsidiaries as of December 31, 2016 and December 31, 2015, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries and Gameworks and its subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which Audited Financial Statements shall contain an unqualified report of the applicable company’s auditors, shall have been prepared from the books and records of the applicable company in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries and Gameworks and its subsidiaries as at the date thereof and for the period indicated therein.

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(b)          From the date hereof through the Effective Time, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Barington an unaudited consolidated summary of earnings and an unaudited consolidated balance sheet of each of the Company and Gameworks for the period from the date of the 2015 Balance Sheet through the end of such calendar month, quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the applicable company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company and the Company Subsidiaries and Gameworks and its subsidiaries, as applicable, as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Effective Time, the Company shall promptly deliver to Barington copies of any consolidated financial statements of the Company and the Company Subsidiaries or Gameworks and its subsidiaries that may be issued.

SECTION 6.16         Representation and Warranty Insurance Policy. Barington shall be permitted, at any time and in its sole discretion, to purchase a representation and warranty insurance policy in respect of the representations and warranties made by the Company in this Agreement.

SECTION 6.17         Exclusivity Agreement. The parties shall continue to comply with the Exclusivity Agreement, including with respect to the payment of Expenses (as defined therein).

Article VII

CONDITIONS TO THE MERGER

SECTION 7.01         Conditions to the Obligations of Each Party. The obligations of the Company and Barington to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)          Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b)          Barington Stockholder Approval. This Agreement and the amendments to the Barington Certificate of Incorporation contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Barington in accordance with the Proxy Statement.

(c)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

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(d)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Authority which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the ability of the Surviving Corporation to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e)          U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f)          Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities.

(g)          Resignation. Each member of the Barington Board not appointed to serve on the Surviving Company Board shall have executed written resignations effective as of the Effective Time.

(h)          Gameworks Acquisition. Prior to the Effective Time, the transactions contemplated by the Gameworks Transaction Documents shall have been consummated as provided therein; provided, however, that no condition precedent to the obligations of the Company under any Gameworks Transaction Documents shall have been waived by the Company without the prior written consent of Barington.

(i)          No Outstanding Convertible Securities. All outstanding shares of Company Preferred Stock (included any Preferred Stock issued pursuant to a Permitted Equity Offering, unless otherwise consented to by Barington) shall have been converted to Company Common Stock, and there shall be no shares of Company Preferred Stock outstanding. No Company Stock Options, Company Warrants, convertible debentures or other rights convertible into or exchangeable for Company Common Stock shall be outstanding. No put options with respect to Company Common Stock shall be outstanding.

SECTION 7.02         Conditions to the Obligations of Barington. The obligations of Barington to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company (i) set forth in the first sentence of Section 3.01(a), the first sentence of Section 3.01(b), Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.07(a), Section 3.07(b), Section 3.14, Section 3.24 and Section 3.25 (in each case disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Officer Certificate. The Company shall have delivered to Barington a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

(d)          Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred.

(e)          Third-Party Consents. All consents from third parties under any material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound, or which constitutes a Gameworks Asset or Gameworks Assumed Liability, required as a result of the transactions contemplated by this Agreement, including those set forth on Exhibit B, shall have been obtained from such third parties.

(f)          Lock-Up Agreements. Each of the persons listed on Exhibit C shall have executed and delivered a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”).

(g)          Dissenting Shares. The number of Dissenting Shares shall not be in excess of 1,000,000 Shares.

(h)          Affiliate Letters. Barington shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.08.

(i)          Financial Statements. All financial statements required by the Exchange Act or other applicable Law be filed in connection with the disclosure of the transactions contemplated hereby, and not pursuant to Section 6.15, shall have been delivered to Purchaser by the Company and Gameworks, as applicable.

(j)          Indebtedness. There shall be no outstanding indebtedness of the Company or any Company Subsidiary, or encumbering any asset of the Company (including any Gameworks Asset) except as set forth on Schedule 7.02(k).

(k)          No Default. No default under the ExWorks Loan Agreement shall have occurred and be continuing.

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(l)          Secretary’s Certificate. Barington shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the Certificate of Incorporation and By-laws of the Company, (ii) the valid adoption of resolutions of the Board of Directors of the Company, whereby the Merger, this Agreement and the Transactions were duly approved by the Board of Directors, (iii) the valid adoption of resolutions of the stockholders of the Company, whereby the Merger, this Agreement and the Transactions were approved in accordance with applicable law and the Company’s organizational documents.

SECTION 7.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Barington (i) set forth in the first sentence of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.07(a), Section 4.07(c), and Section 4.11 (in each case disregarding all qualifications or limitations as to “materiality”, “Barington Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Barington Material Adverse Effect” and words of similar import set forth therein) as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Barington Material Adverse Effect.

(b)          Agreements and Covenants. Barington shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Officer Certificate. Barington shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Barington, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(d).

(d)          Material Adverse Effect. Since the date of this Agreement no Barington Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Barington Material Adverse Effect shall have occurred.

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(e)          Trust Fund. Immediately prior to the Effective Time, the Trust Fund shall have cash or cash equivalents in an amount that is equal to or greater than $23,500,000 less any amount raised in a Permitted Equity Offering (provided, that the aggregate amount raised through Permitted Equity Offerings may not reduce such $23,500,000 to an amount below $5,000,000), in excess of the aggregate amount (the “Barington Pre-Closing Liability Amount”) of any liabilities and obligations of Barington due and owing or incurred at or prior to the Effective Time, including all amounts payable (a) to stockholders of Barington who shall have exercised their Conversion Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law, (c) to the Trustee for fees and costs incurrent in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Barington in connection with its efforts to effect the Merger.

(f)          Exchange Listing. The shares of Surviving Corporation Common Stock issuable in the Merger in accordance with this Agreement shall have been authorized for listing on Nasdaq.

(g)          Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by Barington and the other parties thereto.

(h)          Secretary’s Certificate. The Company shall have received a certificate, validly executed by the Secretary of Barington, certifying as to (i) the valid adoption of resolutions of the Board of Directors of Barington, whereby the Merger, this Agreement and the Transactions were duly approved by the Board of Directors, (iii) the valid adoption of resolutions of the stockholders of Barington, whereby the Merger, this Agreement and the Transactions were approved in accordance with applicable law and Barington’s organizational documents.

Article VIII

INDEMNIFICATION

SECTION 8.01         Indemnification of the Surviving Corporation by the Company Equity Holders.

(a)          Effective at and after the Effective Time, subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.04), the Surviving Corporation and its representatives, successors and permitted assigns (the “Indemnified Parties”) shall be indemnified, defended and held harmless by the Company Equity Holders, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, including any Schedule, or contained in any certificate delivered by the Company to Barington pursuant to this Agreement or in any other Transaction Document; and

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement or in any other Transaction Document.

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(b)          As used in this Article VIII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any remote, exemplary or punitive losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses. For the purpose of determining the amount of any Losses for which the Indemnified Parties may be entitled to indemnification pursuant to Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

SECTION 8.02         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a party under an obligation to indemnify pursuant to Section 8.01 other than the Indemnified Parties (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)          Notice of Claim. The Indemnified Parties will give the party allegedly required to provide indemnification protection under this Article VIII (the “Indemnifying Party”) prompt written notice after receiving written notice of any Third Party Claim (a “Notice of Claim”), which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known on which such alleged breach is based, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b)          Defense. The Indemnifying Parties shall have the right, at their option (subject to the limitations set forth in subsection 8.02(c) below) and at their own expense, by written notice to the Indemnified Parties, which notice shall state that the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Parties for such Third Party Claim in accordance with this Article VIII, to assume the control of, subject to the right of the Indemnified Parties to participate in, the defense of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a nationally recognized and reputable counsel to be the lead counsel in connection with such defense. If the Indemnifying Parties elect to assume the defense of a Third Party Claim, the Indemnifying Parties shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Indemnified Parties shall have the right to approve any settlement, which approval may be withheld in the Indemnified Parties’ sole discretion; and

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(c)          Limitations of Right to Assume Defense. The Indemnifying Parties shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Parties if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnifying Parties; or (iii) there is a reasonable probability that a Third Party Claim could result in a Barington Material Adverse Effect.

(d)          Other Limitations. Failure to promptly deliver a Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Parties against the Indemnifying Parties and shall not affect the Indemnifying Parties’ duties or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have materially and adversely affected the ability of the Indemnifying Parties to defend against or reduce their liability. So long as the Indemnifying Parties are defending any such action diligently and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Indemnifying Parties all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Indemnifying Parties and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)          Failure to Defend. If the Indemnifying Parties, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim diligently and in good faith, the Indemnified Parties shall (upon further written notice) have the right to undertake the defense of such Third Party Claim as it may determine in its sole discretion; provided that the Indemnifying Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)          Indemnified Parties’ Rights. Anything in this Section 8.02 to the contrary notwithstanding, the Indemnifying Parties shall not, without the written consent of the Indemnified Parties, settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Parties.

SECTION 8.03         Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance paid for by the Surviving Corporation, the Surviving Corporation shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Parties shall nevertheless be entitled to bring a claim for indemnification under this Article VIII in respect of such Losses and the time limitations set forth in Section 8.04 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Parties. If the Surviving Corporation has received the payment required by this Agreement from the Indemnifying Parties in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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SECTION 8.04         Limitations on Indemnification. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the following terms will apply to any claim arising out of this Agreement or related to the transactions contemplated hereby:

(a)          Survival: Time Limitation. The representations and warranties of the parties under this Agreement will survive the execution and delivery of this Agreement until the eighteen (18) month anniversary of the Effective Time, at which time such representations and warranties will expire (the “Survival Period”). The covenants and agreements of the parties hereto contained in this Agreement, any ancillary agreement hereto or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

(b)          Any indemnification claim made by the Indemnified Parties prior to the termination of the Survival Period shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VIII shall be brought after the end of the Survival Period.

(c)          Aggregate Amount Limitations. Subject to Section 8.05, the aggregate liability for Losses pursuant to Section 8.01(a)(i) shall not in any event exceed the Escrow Shares, and the Surviving Corporation shall have no claim against the Company Equity Holders other than for any of such Escrow Shares (and any dividends declared and actually paid with respect to the Escrow Shares).

(d)          No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VIII are recoverable under more than one provision of this Agreement, the Indemnified Parties will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Indemnified Parties under one provision, such Losses no longer exist and, therefore, recovery by the Indemnified Parties for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

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SECTION 8.05         EXCLUSIVE REMEDY. THE SURVIVING CORPORATION ON BEHALF OF ITSELF AND THE OTHER INDEMNIFIED PARTIES, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VIII. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VIII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT THE INDEMNIFIED PARTIES’ RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST THE OTHER PARTY BASED UPON SUCH OTHER PARTY’S FRAUD OR INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, IT BEING UNDERSTOOD THAT A MERE BREACH OF A REPRESENTATION AND WARRANTY, WITHOUT INTENTIONAL OR WILLFUL MISREPRESENTATION OR OMISSION, DOES NOT CONSTITUTE FRAUD.

SECTION 8.06         Adjustment to Merger Consideration. Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by Law.

SECTION 8.07         Application of Escrow Shares. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VIII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

Article IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01         Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:

(a)          by mutual written consent of Barington and the Company duly authorized by the Barington Board and the Company Board; or

(b)          by either Barington or the Company if the Effective Time shall not have occurred on or before August 11, 2017 (or such later date as Barington is required to complete a business combination, if extended by approval of the stockholders of Barington); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been a principal cause or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

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(c)          by either Barington or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d)          by Barington if a Company Triggering Event (as defined below) shall have occurred; or

(e)          by either Barington or the Company if (i) this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting or (ii) this Agreement shall fail to receive the requisite vote for approval at the Barington Stockholders’ Meeting; or

(f)          by Barington upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Barington may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Barington to the Company; or

(g)          by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Barington set forth in this Agreement, or if any representation or warranty of Barington shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied (“Terminating Barington Breach”); provided, however, that, if such Terminating Barington Breach is curable by Barington, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Barington continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Barington; or

(h)          by the Company upon written notice to Barington, at any time prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has provided Barington with not less than five (5) business days’ notice prior to such termination and the Company shall have complied with Section 6.04 and shall have paid the Expenses required by Section 9.03;

(i)          By Barington if any event of default under the ExWorks Loan Agreement occurs; or

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(j)          by Barington or the Company upon the termination or expiration of the Gameworks Purchase Agreement.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to Barington or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting or agreeing to pursue any Competing Transaction; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Merger; (iv) the Company Board fails to reaffirm its recommendation in favor of the approval and adoption of this Agreement and the approval of the Merger within five (5) business days after Barington requests in writing that such recommendation be reaffirmed; (v) the Company shall have intentionally breached in any material respect its obligations under Section 6.04; or (vii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the time required by Law.

SECTION 9.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) no such termination shall relieve any party from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 9.03         Fees and Expenses. (a) Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Barington shall each pay, when payable, one-half of all Expenses relating to (i) printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and (ii) the Company shall pay the filing fee for the Notification and Report Forms filed under HSR. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b)          The Company agrees that:

(i)          if Barington shall terminate this Agreement pursuant to Section 9.01(d); or

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(ii)         if (A) Barington or the Company shall terminate this Agreement pursuant to Section 9.01(e)(i) and (B) prior to the time of such failure to so approve this Agreement or the Merger a proposed Competing Transaction shall have been publicly announced or otherwise disclosed to the Company’s stockholders with respect to the Company; or

(iii)        if (A) Barington or the Company shall terminate this Agreement pursuant to Section 9.01(b) and (B) prior to the time of such termination a proposed Competing Transaction shall have been publicly announced or otherwise disclosed to the Company’s stockholders with respect to the Company, and (C) a Covered Competing Transaction is thereafter consummated; or

(iv)        if the Company shall terminate this Agreement pursuant to Section 9.01(h); or

(v)         if Barington shall terminate this Agreement pursuant to Section 9.01(f) and Barington is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement; or

(vi)        if Barington shall terminate this Agreement pursuant to Section 9.01(i); or

(vii)       if Barington or the Company shall terminate this Agreement pursuant to Section 9.01(j);

then the Company shall reimburse Barington for all of its Expenses (not later than three (3) business days after submission of statements therefor), including any Expenses paid pursuant to Section 9.03(a)(i).

(c)          Each of the Company and Barington acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Barington shall fail to pay any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Barington or the Company, as the case may be (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%. For the avoidance of doubt, in no event shall the Company or Barington be obligated to pay, or cause to be paid, any Expenses on more than one occasion.

(d)          Subject to Section 5.02, Barington agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(e)(ii), then Barington shall reimburse the Company for all of its Expenses (not later than three (3) business days after submission of statement therefore), including any Expenses paid pursuant to Section 9.03(a)(i) and (ii).

For purposes of this Agreement, a “Covered Competing Transaction” shall mean a Competing Transaction that is consummated within 12 months after the termination of this Agreement or with respect to which the Company shall have entered into a binding agreement within 12 months after the termination of this Agreement that is subsequently consummated.

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SECTION 9.04         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.06         Remedies. (a) Notwithstanding anything to the contrary contained in this Agreement, Barington’s right to terminate this Agreement and receive, as applicable and without duplication, any amounts payable pursuant to Section 9.03(b), (c) or (d) shall be the sole and exclusive monetary remedy of Barington against the Company and the Company Subsidiaries and any of their respective affiliates, shareholders, partners, members, directors, officers or agents, except in the case of any breach of Section 6.04. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by the Company in accordance with their specific terms or were otherwise materially breached (or the Company were to threaten such a breach). The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Barington. Accordingly, the parties acknowledge that Barington shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the obligations of the Company under this Agreement. Upon the payment, as applicable and without duplication, by the Company of any amounts payable pursuant to Section 9.03(b), (c) or (d), none of the Company and its Subsidiaries or any of their respective affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive, as applicable and without duplication, payment by Barington (subject to Section 5.02) of any amounts payable pursuant to Section 9.03(d) shall be the sole and exclusive monetary remedy of the Company and its Subsidiaries against Barington and any of its affiliates, shareholders, partners, members, directors, officers or agents. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by Barington in accordance with their specific terms or were otherwise materially breached (or Barington was to threaten such a breach). Barington irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company. Accordingly, the parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Barington or to enforce specifically the obligations of Barington under this Agreement.

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Article X

GENERAL PROVISIONS

SECTION 10.01         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested, provided that the facsimile or email is promptly confirmed by telephone or email confirmation thereof) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Barington:

Barington/Hilco Acquisition Corp.
888 Seventh Avenue, 17th Floor

New York, New York 10019

Facsimile No.: (212) 586-7684

Telephone No.: (212) 974-5701

Attention:  James A. Mitarotonda
Email:        JMitarotonda@barington.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Facsimile No.: (212) 715-8000

Telephone No.: (212) 715-9401

Attention: Peter G. Smith

Email:       PSmith@kramerlevin.com

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if to the Company:

Oomba, Inc.
9840 Irvine Center Dr.

Irvine, CA 92618

Telephone No.: (855) 556-6622
Attention:   Michael Williams
Email:         mikew@oomba.com

with a copy (which shall not constitute notice) to:

Tacey Goss, PS
330 112th Ave NE, Suite 301

Bellevue, WA 98004
Facsimile No.: (425) 489-2872

Telephone No.: (425) 489-2878
Attention:   S. Shawn, Tacey
Email:         shawn@taceygoss.com

SECTION 10.02         Certain Definitions. (a) For purposes of this Agreement:

“2017 Equity Incentive Plan” means that certain Barington/Hilco Acquisition Corp. 2017 Equity Incentive Plan, in form and substance mutually agreed by the parties in their reasonable discretion.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Lock-Up Agreements and the Exchange Agent Agreement.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Barington Certificate of Incorporation” means the Barington Certificate of Incorporation, as amended and restated on January 28, 2015.

“Barington Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Barington and its subsidiaries taken as a whole; provided, however, that in no event shall any event, circumstance, change or effect resulting from any of the following be taken into account in the determination of whether a Barington Material Adverse Effect has occurred: (a) any change in any Law (or interpretation thereof) or in accounting requirements or principles (including GAAP); (b) any change resulting from changes in general business, financial, political, capital market, banking, currency market or economic conditions (including any changes in interest rates or any changes resulting from any hostilities, war, sabotage or military or terrorist attack or the escalations thereof); (c) any natural disaster or act of nature; (d) the public announcement or pendency of the Transactions; or (e) any exercise of Conversion Rights by holders of the outstanding shares of Barington Common Stock; but, in the case of clauses (a), (b) and (c) above, only to the extent that such change does not have a materially disproportionate effect (relative to other blank check companies formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses) on Barington and its subsidiaries taken as a whole.

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“Barington Representative” means James A. Mitarotonda.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Company Equity Holder” shall mean each Company Stockholder and each holder of Company Stock Options or Company Warrants, in each case immediately prior to the Effective Time.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), operations, prospects (currently contemplated), assets, liabilities or results of operations of the Company and the Company Subsidiaries, Gameworks and its subsidiaries, taken as a whole; provided, however, that in no event shall any event, circumstance, change or effect resulting from any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change in any Law (or interpretation thereof) or in accounting requirements or principles (including GAAP); (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market, banking, currency market or economic conditions (including any changes in interest rates or any changes resulting from any hostilities, war, sabotage or military or terrorist attack or the escalations thereof); (c) any natural disaster or act of nature; (d) the public announcement or pendency of the Transactions; or (e) the failure of the Company or any Company Subsidiary to achieve any financial projections or budget (provided that the underlying cause of any such failure may be taken into consideration in such determination); but, in the case of clauses (a), (b) and (c) above, only to the extent that such change does not have a materially disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries taken as a whole.

“Company Stock Options” means options to purchase Company Common Stock.

“Company Stock Option Plan” means the Company’s 2013 Equity Incentive Plan, as such may have been amended, supplemented or modified.

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“Company Stockholders” means, collectively, the holders of Company Common Stock and Company Preferred Stock.

“Company Warrant” means a warrant to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including as pertaining to any Intellectual Property Rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Conversion Rights” means the conversion rights provided for in Section C of Article SIXTH of the Barington Certificate of Incorporation.

“Earn-Out Consideration” means the 2018 Earn-Out Payment and the 2019 Earn-Out Payment, if any.

“EBITDA” means earnings before interest expense, provision for income taxes and depreciation and amortization.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated April 21, 2017, by and between Barington and the Company.

“ExWorks Loan Agreement” means that certain Term Loan and Security Agreement, dated as of the date hereof, by and between the Company and ExWorks Capital Fund I, L.P.

“Gameworks” means Gameworks Entertainment, LLC, a Nevada limited liability company.

“Gameworks Assets” means the “Assets” as defined in the Gameworks Purchase Agreement.

“Gameworks Assumed Liability” means an “Assumed Liability” as defined in the Gameworks Purchase Agreement.

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“Gameworks Purchase Agreement” means that certain Asset Purchase Agreement, dated of even date herewith, by and among the Company, Gameworks and the subsidiaries of Gameworks.

“Gameworks Transaction Documents” means each of the Gameworks Purchase Agreement and any other agreement or instrument entered into or delivered pursuant to or in connection with the Gameworks Purchase Agreement.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, lead-based paint, pesticides and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property Rights” means all rights in, to and under all (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, brands, slogans, Internet domain names, social media identifiers, and other source identifiers, together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Marks”), (iii) copyrights and other works of authorship (whether or not copyrightable, published or unpublished), and moral rights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer, vendor and supplier lists (including lists of prospects and related information); and (v) all other intellectual property or proprietary rights of any kind or description; and (vi) copies and tangible embodiments of any of the foregoing, and any media or materials incorporating, comprising or describing the foregoing, in whatever form or medium, anywhere in the world.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property which are maintained, held or stored by or for the Company or any Company Subsidiary at the Closing, and any prepaid deposits for any of the same.

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“Key Stockholders” means Michael Williams.

“knowledge of Barington”, “Barington’s knowledge” and phrases of like import means the actual knowledge of each Person set forth on Annex I hereto, in each case after reasonable diligence and inquiry by the referenced Person.

“knowledge of the Company”, “the Company’s knowledge” and phrases of like import means the actual knowledge of each Person set forth on Annex II hereto, in each case after reasonable diligence and inquiry by the referenced Person.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Stock Consideration” means the quotient of 5,899,705 shares (subject to adjustment to account for any outstanding indebtedness of the Company outstanding at the Effective Time) of Surviving Corporation Common Stock and the total number of Shares.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Products” mean any products or services that are manufactured by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Proportionate Share” shall mean, with respect to each Company Equity Holder, a fraction, the numerator of which is the number of shares of Surviving Corporation Common Stock issued to such Company Equity Holder as of the Effective Time and the denominator of which is the number of shares of Surviving Corporation Common Stock issued to all Company Equity Holders as of the Effective Time; provided, however, that for purposes of such computation, each holder of Company Stock Options and/or Company Warrants shall be deemed to have been issued a number of shares of Surviving Corporation Common Stock in respect of such Company Stock Options and/or Company Warrants equal to the number of such shares of Surviving Corporation Common Stock that would have been issued to such holder if all such Company Stock Options and/or Company Warrants were exercised immediately prior to the Effective Time on a cashless basis (i.e., by paying the exercise price of the Company Stock Option and/or Company Warrants through the withholding of shares of Surviving Corporation Common Stock subject thereto at a value of $10.17 per share), except that in the event any Company Stock Options outstanding immediately prior to the Effective Time are forfeited prior to the time that the Earn-Out Consideration has been determined by the Company to be issuable, the holder of such forfeited Company Stock Options shall not be entitled to any Proportionate Share in respect thereof and, consequently, any shares of Surviving Corporation Common Stock that would otherwise have been issuable in respect thereof shall not be counted in the numerator or denominator in determining the Proportionate Share of any Company Equity Holder.

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“Prospectus” means the final prospectus of Barington, dated as of February 4, 2015.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among Barington and certain stockholders of the Company, substantially in the form attached hereto as Exhibit E.

“Sponsors” means the Barington sponsors.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Barington or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies materials, components, or other goods or services that are utilized in or comprise the Products of the Company or the Company Subsidiaries.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Barington or the Company in connection with the Transactions.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2015 Balance Sheet	§ 3.07(a)
2018 Earn-Out Payment	§ 2.06(a)(vi)
2018 Earn-Out Statement	§ 2.06(a)(i)
2018 EBITDA	§ 2.06(a)(i)
2018 Objections Statement	§ 2.06(a)(ii)
2018 Trading Threshold	§ 2.06(a)(i)
2019 Earn-Out Payment	§ 2.06(b)(vi)
2019 Earn-Out Statement	§ 2.06(b)(i)
2019 EBITDA	§ 2.06(b)(i)
2019 Objections Statement	§ 2.06(b)(ii)
2019 Trading Threshold	§ 2.06(b)(i)
280G Vote	§ 6.14(a)
Action	§ 3.09
Agreement	Preamble
Blue Sky Laws	§ 3.05(b)
Barington	Preamble
Barington Board	Recitals
Barington Common Stock	Recitals
Barington Corporate Records	§ 4.01(b)
Barington Material Adverse Effect	§ 7.03(a)
Barington Permits	§ 4.06

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Defined Term	Location of Definition

Barington Pre-Closing Liability Amount	§ 7.03(e)
Barington Preferred Stock	§ 4.03
Barington SEC Reports	§ 4.07
Business Combination	§ 5.02(a)
Certificate of Merger	§ 1.02
Certificates	§ 2.02(b)
Change in the Company Recommendation	§ 6.04(c)
Claims	§ 5.02(b)
Closing	§ 1.02
Code	§ 2.02(i)
Company	Preamble
Company Affiliate	§ 6.08
Company Board	Recitals
Company Common Stock	Recitals
Company Corporate Records	§ 3.01(c)
Company Disclosure Schedule	Article III
Company Intellectual Property Rights	§ 3.13(b)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.01(b)
Company Stock Awards	§ 3.03(a)
Company Stockholder Approval	§ 3.04
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Company Triggering Event	§ 9.01
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Covered Competing Transaction	§ 9.03
DGCL	Recitals
Dissenting Shares	§ 2.04(a)
Effective Time	§ 1.02
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(a)
Escrow Account	§ 2.07
Escrow Agent	§ 2.07
Escrow Agreement	§ 2.07
Escrow Shares	§ 2.07
Escrow Termination Date	§ 2.07
Excess Securities	§ 2.02(e)
Exchange Act	§ 3.05(a)
Exchange Agent	§ 2.02(d)
Exchange Agent Agreement	§ 2.02(d)
Exchange Fund	§ 2.02(a)
Expenses	§ 9.03(a)

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Defined Term	Location of Definition

Financial Statements	§ 3.07
Fractional Dividends	Recitals
GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
Indemnified Parties	§ 8.01(a)
Indemnifying Party	§ 8.02(a)
Independent Auditor	§ 2.06(a)(ii)
IRS	§ 3.10(b)
Permitted Equity Offering	§ 3.03(c)
Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Liens	§ 3.03(b)
Lock-Up Agreements	§ 7.02(f)
Losses	§ 8.01(b)
Material Contracts	§ 3.16(a)
Material Employees	§ 3.11(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Multiemployer Plan	§ 3.10(c)
Multiple Employer Plan	§ 3.10(c)
Nasdaq	§ 2.02(e)
Notice of Superior Proposal	§ 6.04(c)
Payments	§ 6.14(a)
Plans	§ 3.10(a)
Privacy Policies	§ 3.13(h)
Representatives	§ 6.03(a)
SEC	§ 4.07(a)
Section 409A	§ 3.10(h)
Securities Act	§ 3.05(b)
Shares	§ 2.01(a)
Stock Consideration	§ 2.01(a)
Stockholder Support Agreement	Recitals
Survival Period	§ 8.04(a)
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01
Surviving Corporation Common Stock	§ 2.01(a)
Tax	§ 3.14(p)
Tax Return	§ 3.14(p)
Terminating Company Breach	§ 9.01(f)
Terminating Barington Breach	§ 9.01(g)
Third Party Claim	§ 8.02(a)
Transactions	§ 3.04
Trust Account	§ 4.12

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Defined Term	Location of Definition
Trust Agreement	§ 4.12
Trust Fund	§ 4.12
Trustee	§ 4.12

SECTION 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04         Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 10.05         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 10.07         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

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SECTION 10.08         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09         Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement or the Disclosure Schedule, as applicable, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

SECTION 10.10         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Barington and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BARINGTON/HILCO ACQUISITION CORP.

By	/s/ Cory Lipoff
Name: Cory Lipoff
Title: President

OOMBA, INC.

By	/s/ Michael A. Williams
Name: Michael A. Williams
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]